Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212)230-5315
                                                              Mark L. Aaron
                                                              (212) 230-5301

                       TIFFANY ANNOUNCES NEW STORE FORMAT;
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                   EXPANDS POTENTIAL NUMBER OF U.S. LOCATIONS
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New York, N.Y.,  October 17, 2007 - Tiffany & Co. (NYSE:  TIF) today announced a significant increase in the number of TIFFANY & CO. stores it plans to open in the U.S. To facilitate that increase, the Company has developed a new, smaller-format store that will occupy approximately 2,000 gross square feet and offer a wide range of jewelry designs except engagement jewelry. It has the working name TIFFANY & CO. COLLECTIONS and the first store is expected to open in 2008.

In remarks to security analysts and investors at a Breakfast meeting in the Company's new store on Wall Street, Michael J. Kowalski, chairman and chief executive officer, said, "The addition of this new format affords us with the opportunity to ultimately operate as many as 170 stores in the U.S. Our plan continues to call for opening five to seven TIFFANY & CO. stores per year of approximately 5,000 gross square feet in size. In addition, up to 70 COLLECTIONS stores will be opened as location opportunities arise. This new format has the potential to significantly accelerate U.S. sales growth over the medium- to long-term and enhance profitability due to a merchandise mix weighted with higher-margin products."

The Company currently operates 68 TIFFANY & CO. stores in the U.S.

Beth O. Canavan, executive vice president, added, "This format will present an exciting assortment of Tiffany's jewelry and will reach out clearly to the self-purchase customer, with a selling environment that celebrates Tiffany style. The location opportunities in existing and new markets are vast and geographically broad-based and add enormous sales potential and longevity to our store expansion strategy. After opening the first COLLECTIONS store in 2008, we envision additional openings at the rate of three to

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five stores per year, which will increase total U.S. store expansion to the rate of eight to 12 new stores per year."

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, operating margin and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2006 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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